Exhibit 10.2

DISTRIBUTION AND LICENSE AGREEMENT

THIS DISTRIBUTION AND LICENSE AGREEMENT (this “Agreement”) is entered into this 10th__ day of November, 2015 by and between MAGNEGAS CORPORATION, a Delaware corporation (“MagneGas” or “LICENSOR”), with an address of 150 Rainville Road, Tarpon Springs, FL 34689, Attn: Ermanno Santilli, CEO and GREEN ARC SUPPLY, L.L.C., a Louisiana limited liability company (“LICENSEE” or “DISTRIBUTOR”), with an address of 1845 Highway 3062, Homer, LA 71040, Attn: Clinton Rafe Dean, Manager.

W I T N E S S E T H:

WHEREAS, LICENSOR is the sole and exclusive owner of the Trademarks and Patents identified more fully in Exhibit “A” attached hereto (the Trademarks and Patents, together with the Know-How (as defined in Exhibit “A”), are referred to collectively as the “IP”); and

WHEREAS, LICENSOR has the power and authority to grant to LICENSEE the right, privilege and license to use the IP to manufacture, market, distribute and sell the goods and/or services covered by the IP (the “Licensed Products”); and

WHEREAS, LICENSEE has represented that it has the ability to use the IP to manufacture, market, distribute and sell the Licensed Products in the Territory identified in Exhibit “A” attached hereto (the "Territory"); and

WHEREAS, LICENSEE desires to obtain from LICENSOR a license to use the IP to manufacture, market, distribute and sell the Licensed Products in the Territory; and

WHEREAS, as a condition to this Agreement, MagneGas and LICENSEE have entered into a Gasifier Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which LICENSEE has purchased from MagneGas a MagneGas gasification system having the specifications more particularly set forth therein (the “Gasifier”), which LICENSEE will use to manufacture and promote the sale of Licensed Products under the terms of this Agreement;

WHEREAS, the purpose of this Agreement is to set forth the terms and conditions upon which LICENSEE will manufacture, market, distribute and sell the Licensed Products in the Territory and the respective duties, obligations, and responsibilities of each of the parties hereto; and

WHEREAS, the parties acknowledge and agree that the Purchase Agreement and this Agreement are mutually conditioned on their contemporaneous execution and that LICENSOR and LICENSEE are voluntarily entering into this Agreement.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows.

1. LICENSE GRANT

a. As of the date of this Agreement, and conditioned upon the simultaneous execution and delivery of the Purchase Agreement, and further conditioned upon the payment by LICENSEE and receipt by MagneGas of the Purchase Price on the terms provided for in the Purchase Agreement (simultaneous payment of one-half the Purchase Price at the execution hereof, the balance in installments as more particularly set forth in the Purchase Agreement), LICENSOR hereby grants to LICENSEE, for a term of ten (10) years from the Commissioning Date (as defined in the Purchase Agreement, i.e., the date upon which LICENSOR certifies the Gasifier as operational in accordance with the Purchase Agreement) unless earlier terminated as provided herein (the “Term”), and LICENSEE hereby accepts, a license to use the IP to manufacture, market, distribute and sell the Licensed Products in the Territory.

b. LICENSOR hereby grants to LICENSEE, for the Term, and LICENSEE hereby accepts, a license to use, manufacture, have manufactured, sell, distribute and advertise the Licensed Products in the Territory.

c. As stated in Exhibit “A”, the license granted to LICENSEE herein is only for the manufacture, marketing, distribution and sale of MagneGas fuel for use in metal cutting or welding. This license specifically excludes co-combustion or sterilization business lines.

d. The license granted herein to LICENSEE shall be exclusive only in accordance with the terms specified in Exhibit “A”.

e. The parties agree that this license shall pertain only to the IP and the Licensed Products and does not extend to any other mark, product or service.

f. LICENSEE may not grant any sublicenses to any third party without the prior express written consent of LICENSOR.

g. LICENSEE shall not make or authorize any use, direct or indirect, of the IP and/or the Licensed Products outside of the Territory or for purposes other than those expressly provided in this Agreement.

h. LICENSEE will not knowingly sell the Licensed Products to persons who intend or are likely to resell them outside of the Territory or for purposes other than those allowed under the license in this Agreement.

2. DISTRIBUTION TERMS

a. The parties agree and acknowledge that the simultaneous execution and delivery of the Purchase Agreement, and the payment by LICENSEE and receipt by MagneGas of the Purchase Price on the terms provided for in the Purchase Agreement (simultaneous payment of one-half the Purchase Price at the execution hereof, the balance in installments as more particularly set forth in the Purchase Agreement), constitute full and adequate consideration for the receipt by LICENSEE of the exclusive rights to the Territory defined herein.

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b. Maintenance of the exclusive license granted herein to LICENSEE, and expansion of these exclusive rights and associated rights to purchase gasification units in the future, shall be governed by the terms and conditions set forth in Section 3 of Exhibit “A” attached hereto.

3. Solicitation and Sales Outside the Territory.

a. Unless otherwise agreed by MagneGas, DISTRIBUTOR shall not purposefully solicit orders for sales of Licensed Products from persons outside of the Territory. For purposes of this Agreement, solicitations for sales of Licensed Products that are accessible to persons outside of the Territory, but that are not specifically directed towards such persons, shall not constitute solicitations for sales of Licensed Products outside of the Territory. Notwithstanding the foregoing, sales may be made to customers maintaining their principal offices outside the Territory with prior written approval from MagneGas.

b. DISTRIBUTOR shall have the authority to appoint affiliated sub-agents, sub-distributors and other persons to assist it in marketing and selling Licensed Products hereunder, or to otherwise perform any of DISTRIBUTOR's obligations hereunder, provided that DISTRIBUTOR has adequately trained such persons and provides reasonable oversight of such persons.

c. DISTRIBUTOR shall use its reasonable efforts to maximize sales and distribution of Licensed Products to customers purchasing in the Territory.

d. DISTRIBUTOR, at its sole cost and expense, will manufacture Licensed Products using only one or more 100KW or larger Vertical Gasification Recyclers manufactured by MagneGas based on Plasma Arc Flow technology for the gasification of various liquids such as ethylene glycol and other hydrocarbon liquids. The Licensed Products shall be manufactured to meet the LICENSOR’s product quality standards and specifications. No Licensed Products failing to meet the product quality standards and specifications will be sold or distributed using or otherwise in association with the LICENSOR’s IP. Notwithstanding any provision to the contrary, failure of DISTRIBUTOR to comply with this Section shall be deemed a material breach of this Agreement.

e. DISTRIBUTOR shall have full and complete discretion to establish terms and conditions of sale of Licensed Products to its customers, including pricing.

f. DISTRIBUTOR will ensure all Licensed Products packaging and labeling will be in compliance with all packaging and labeling laws and regulations for the marketing, sale and use of the Licensed Products in all geographic regions within the Territory. Without limiting the foregoing, DISTRIBUTOR, and not MagneGas, will be responsible for all packaging and labeling compliance for any amount of Licensed Products shipped in bulk and repackaged after delivery to customers.

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g. DISTRIBUTOR represents that it has adequate capacity to package and label Licensed Products, in compliance with applicable legal requirements and with the requirements of this Agreement, provided MagneGas delivers to DISTRIBUTOR instructions reasonably required to perform packaging and labeling services to order. MagneGas shall have no other responsibilities in respect of packaging or labeling of Licensed Products.

h. DISTRIBUTOR will be responsible for and will prepare all documentation necessary for distribution of Licensed Products in and to the Territory. All Licensed Product will be packed and shipped in a commercially reasonable manner, consistent with industry standards, and in compliance with applicable law.

i. All payments of any kind to MagneGas, including but not limited to payments of Royalties to MagneGas, shall be calculated and paid in U.S. Dollars. All payments shall be paid by wire transfer of immediately available funds to an account at SunTrust Bank as specified by MagneGas to DISTRIBUTOR.

j. Unless otherwise specified herein or agreed by the parties hereto in writing, DISTRIBUTOR shall be solely responsible for responding to all inquiries, complaints, and other communications with or from persons who purchase or are contemplating the purchase of Licensed Products in the Territory through or based on orders solicited or being solicited by DISTRIBUTOR hereunder. MagneGas shall use commercially reasonable efforts to promptly respond to inquiries by DISTRIBUTOR in addressing such inquiries, complaints, and other communications and will cooperate with DISTRIBUTOR to resolve any problems or issues that may have arisen. Should DISTRIBUTOR require MagneGas’ assistance in connection with performing such activities, MagneGas shall provide, at DISTRIBUTOR’s cost, such assistance as DISTRIBUTOR may reasonably request.

4. EXTENSION OF THE TERM

LICENSEE shall have two (2) successive options to extend the Term, each for an additional period of ten (10) years. Each option to extend the Term may be exercised by LICENSEE by giving written notice thereof to LICENSOR at any time during the last year of the then current Term; provided, that it shall be a condition to the exercise of the first such option that LICENSEE shall have sold not less than an average of seven thousand eight hundred (7,800) cubic feet of MagneGas fuel per week during the period beginning on the third anniversary of the Commissioning Date (as defined in the Purchase Agreement) and ending on the date of exercise of the first such option; and provided further, that it shall be a condition to the exercise of the second such option that LICENSEE shall have sold not less than an average of seven thousand eight hundred (7,800) cubic feet of MagneGas fuel per week during the period beginning on the first day of the second 10-year Term and ending on the date of exercise of the second such option. For clarification purposes, the foregoing paragraph relates solely to the extension of the Term without exclusive distribution rights; the requirements for Licensee’s maintenance of exclusivity after the fourth year of the initial Term are set forth on Exhibit A hereto.

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5. COMPENSATION

a.	In consideration for the licenses granted hereunder, LICENSEE agrees to pay to LICENSOR during the Term of this Agreement a royalty in the amount of One Dollar ($1.00) per one hundred four (104) cubic feet of MagneGas fuel sold by LICENSEE (the “Royalty”).

b.	The Royalty owed LICENSOR shall be calculated on a quarterly calendar basis (the "Royalty Period") and shall be payable no later than thirty (30) days after the termination of the preceding full calendar quarter, i.e., commencing on the first (1st) day of January, April, July and October with the exception of the first and last calendar quarters which may be "short" depending upon the effective date of this Agreement.

c.	With each Royalty payment, LICENSEE shall provide LICENSOR with a written royalty statement in a form reasonably acceptable to LICENSOR. Such statements shall be furnished to LICENSOR whether or not any Licensed Products were sold during the Royalty Period.

d.	A Royalty obligation shall accrue upon the sale of the Licensed Products regardless of the time of collection by LICENSEE. For purposes of this Agreement, a Licensed Product shall be considered "sold" upon the date when such Licensed Product is billed, invoiced, shipped, or paid for, whichever event occurs first.

e.	The receipt or acceptance by LICENSOR of any royalty statement, or the receipt or acceptance of any royalty payment made, shall not prevent LICENSOR from subsequently challenging the validity or accuracy of such statement or payment.

f.	Upon expiration or termination of this Agreement, all Royalty obligations shall be accelerated and shall immediately become due and payable.

g.	LICENSEE's obligations for the payment of a Royalty shall survive expiration or termination of this Agreement and will continue for so long as LICENSEE continues to manufacture, sell or otherwise market the Licensed Products.

h.	Late payments shall incur interest at the rate of ONE PERCENT (1%) per month from the date such payments were originally due.

6. AUDIT

a.	LICENSOR shall have the right, upon at least five (5) days written notice and no more than once per calendar year, to inspect LICENSEE's books and records and all other documents and material in the possession of or under the control of LICENSEE with respect to the subject matter of this Agreement at the place or places where such records are normally retained by LICENSEE. LICENSOR shall have free and full access thereto for such purposes and shall be permitted to make copies thereof and extracts therefrom.

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b.	In the event that such inspection reveals a discrepancy in the amount of Royalty owed LICENSOR from what was actually paid, LICENSEE shall pay such discrepancy, plus interest, calculated at the rate of ONE AND ONE-HALF PERCENT (1 1/2%) per month. In the event that such discrepancy is in excess of ONE THOUSAND UNITED STATES DOLLARS ($1,000.00), LICENSEE shall also reimburse LICENSOR for the cost of such inspection including any attorney's fees incurred in connection therewith.

c.	All books and records relative to LICENSEE's obligations hereunder shall be maintained and kept accessible and available to LICENSOR for inspection for at least three (3) years after termination of this Agreement.

7. WARRANTIES AND OBLIGATIONS

a.	LICENSOR represents and warrants that it has the right and power to grant the licenses granted herein and that there are no other agreements with any other party in conflict herewith. LICENSOR represents and warrants that the IP licensed to LICENSEE herein constitutes all of the intellectual property in which LICENSEE is required to have rights in order to manufacture, market, distribute and sell the Licensed Products.

b.	LICENSEE represents and warrants that it will use commercially reasonable efforts to promote, market, sell, and distribute the Licensed Products.

c.	LICENSEE shall be solely responsible for the manufacture, production, sale, and distribution of the Licensed Products pursuant to this Agreement, and will bear all related costs associated therewith.

8. NOTICES, QUALITY CONTROL AND SAMPLES

a.	The licenses granted hereunder are conditioned upon LICENSEE's full and complete compliance with the marking provisions of the patent and trademark laws of the United States, which will be assumed to have been complied with upon LICENSEE’s compliance with the instructions and directions of LICENSOR with respect to packaging marks.

b.	The Licensed Products, as well as all promotional, packaging, and advertising material relative thereto, shall include all appropriate legal notices as required by governing agencies and LICENSOR.

c.	The LICENSEE agrees to permit LICENSOR or its representative to inspect the facilities where the Licensed Products are being manufactured and packaged.

9. NOTICE AND PAYMENT

a.	Any notice required to be given pursuant to this Agreement shall be in writing and delivered personally to the other designated party at the above stated address or mailed by certified or registered mail, return receipt requested or delivered by a recognized national overnight courier service.

b.	Either party may change the manner to which notice or payment is to be sent by written notice, such as by email, in accordance with the provisions of this paragraph.

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10. PATENTS AND TRADEMARKS

a.	LICENSOR shall maintain in its own name and at its own expense, appropriate protection for the IP.

b.	It is understood and agreed that LICENSOR shall retain all right, title and interest in the IP as well as any modifications made to the Trademarks by LICENSEE.

c.	The parties agree to execute any documents reasonably requested by the other party to effect any of the above provisions.

d.	LICENSEE acknowledges LICENSOR's exclusive rights in the IP and, further, acknowledges that the IP is unique and original to LICENSOR and that LICENSOR is the owner thereof. LICENSEE shall not, at any time during or after the effective Term of the Agreement dispute or contest, directly or indirectly, LICENSOR's exclusive right and title to the IP or the validity thereof.

e.	LICENSEE acknowledges that the Trademarks have acquired secondary meaning.

f.	LICENSEE agrees that its use of the Trademarks inures to the benefit of LICENSOR and that the LICENSEE shall not acquire any rights in the Trademarks.

11. TERMINATION

The following termination rights are in addition to the termination rights that may be provided elsewhere in this Agreement:

LICENSOR shall have the right to immediately terminate this Agreement by giving written notice to LICENSEE in the event that LICENSEE does any of the following:

a. files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if LICENSEE discontinues its business or a receiver is appointed for LICENSEE or for LICENSEE’s business and such receiver is not discharged within thirty (30) days; or

b. breaches any of the provisions of this Agreement relating to the unauthorized assertion of rights in the IP; or

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c. fails, after receipt of written notice from LICENSOR, to immediately discontinue the distribution or sale of the Licensed Products or the use of any packaging or promotional material which does not contain the requisite legal legends; or

d. fails to make timely payment of Royalties when due two or more times during any twelve-month period, in each case after having been given written notice of such default and having failed to cure same within ten (10 days after receipt of such written notice.

12. POST TERMINATION RIGHTS

Upon the expiration or termination of this Agreement, all of the rights of LICENSEE under this Agreement shall forthwith terminate and immediately revert to LICENSOR and LICENSEE shall immediately discontinue all use of the IP at no cost whatsoever to LICENSOR.

13. GOOD WILL

LICENSEE recognizes the value of the good will associated with the Trademarks and acknowledges that the Trademarks and all rights therein including the good will pertaining thereto, belong exclusively to LICENSOR.

14. INDEMNITY

LICENSEE agrees to defend and indemnify LICENSOR, its officers, directors, agents and employees, against all costs, expenses and losses (including reasonable attorneys' fees and costs) incurred through claims of third parties against LICENSOR based on the manufacture or sale of the Licensed Products by LICENSEE including, but not limited to, actions founded on product liability.

15. JURISDICTION AND DISPUTES

a. This Agreement shall be governed in accordance with the laws of the State of Florida.

b. All disputes under this Agreement shall be resolved by the courts of the State of Florida, including the United States District Court for the Middle District of Florida, and the parties all consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it.

16. AGREEMENT BINDING ON SUCCESSORS

The provisions of this Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors and assigns.

17. WAIVER

No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

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18. SEVERABILITY

If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

19. NO JOINT VENTURE

Neither party is, nor will be deemed to be, an agent, legal representative, joint venture, partner, or employee of the other party for any purpose. Neither party will be entitled to (a) enter into any contracts in the name of or on behalf of the other Party, (b) pledge the credit of the other party in any way or hold itself out as having authority to do so, or (c) make commitments or incur any charges or expenses for or in the name of the other party. Each party shall be solely responsible for payment of all compensation owed to its personnel (and all tax withholding with respect thereto), including payment, if any, of employment-related taxes and worker's compensation insurance premiums. The parties are and shall be independent contractors.

20. OPERATIONS AND EXPENSES

Subject to the express provisions of this Agreement, the detailed operations and activities of DISTRIBUTOR in acting as distributor for the Licensed Products under this Agreement are subject to the sole control and management of DISTRIBUTOR.

21. ASSIGNABILITY

a. Provided that LICENSEE complies with the provisions of subparagraph b. of this Section 21, LICENSEE may freely assign its rights under this Agreement to the purchaser in a sale of all or substantially all of the assets of LICENSEE, or to the surviving entity in a merger of LICENSEE with and into another entity, in either case without obtaining the prior consent of LICENSOR.

b. If at any time during the Term LICENSEE desires to assign its rights under this Agreement as provided in subparagraph a. above in connection with either an asset sale transaction or a merger transaction, or in the event Licensee desires to sell the Gasifier (any such transaction, a “Proposed Transaction”), LICENSEE shall first present to LICENSOR in writing the terms and conditions under which the Proposed Transaction would be closed (the “Offer Notice”), which shall constitute an offer by LICENSEE to close the Proposed Transaction with LICENSOR on the terms and conditions set forth in the Offer Notice. LICENSOR shall have sixty (60) days after receipt by LICENSOR of an Offer Notice (the “Exercise Deadline”) within which to enter into a definitive and binding agreement (without a financing contingency) for the Proposed Transaction on the same terms and conditions as set forth in the Offer Notice, or to waive its right to close the Proposed Transaction; and, if LICENSOR does execute said definitive and binding agreement by the Exercise Deadline, LICENSOR shall have the same number of days after the date of execution thereof as is contemplated in the Offer Notice (the “Closing Deadline”) to close the Proposed Transaction. If LICENSOR does execute said definitive and binding agreement by the Exercise Deadline, but LICENSOR fails to close the Proposed Transaction by the Closing Deadline (for any reason other than a default by LICENSEE), then LICENSEE shall not thereafter be required to comply with the provisions of this subparagraph b. as a condition to assignment, and LICENSEE may thereafter freely assign its rights under this Agreement to the purchaser in a sale of all or substantially all of its assets, or to the surviving entity in a merger with and into another entity, in either case without obtaining the prior consent of LICENSOR. If LICENSOR gives written notice of waiver of its right or fails to execute a definitive and binding agreement for the Proposed Transaction by the Exercise Deadline, LICENSOR shall be conclusively deemed to have waived its right to close the Proposed Transaction with LICENSEE on the terms and conditions described in the Offer Notice, and LICENSEE may thereafter close the Proposed Transaction with a third party materially in accordance with the terms and conditions described in the Offer Notice (including an assignment of all rights under this Agreement) without the necessity of further notice to or consent from LICENSOR, provided that such closing shall occur within 180 days after the Exercise Deadline. Without limiting the foregoing, a sale or merger by LICENSEE in which the value of the consideration to LICENSEE (or LICENSEE’s members, as applicable) is greater than or not less than eighty percent (80%) of the value of the consideration set forth in the Offer Notice shall be deemed to be materially in accordance with the consideration set forth in the Offer Notice. If LICENSEE does not close the Proposed Transaction materially in accordance with the terms and conditions described in the Offer Notice within 180 days after the Exercise Deadline, then LICENSEE may not assign its rights under this Agreement unless LICENSEE again complies with the provisions of this subparagraph.

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c. If LICENSEE closes a Proposed Transaction with a third party as provided in subparagraph b. above, LICENSEE’s assignee (and any subsequent assignee) shall not be required to comply with the provisions of subparagraph b. as a condition to assignment, and LICENSEE’s assignee (and any subsequent assignee) may freely assign its rights under this Agreement to the purchaser in a sale of all or substantially all of its assets, or to the surviving entity in a merger with and into another entity, in either case without obtaining the prior consent of LICENSOR.

22. INTEGRATION

This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties, including any option agreements which may have been entered into between the parties, and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may be in conflict with said Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each executed this Agreement effective as of the date first set forth above.

MAGNEGAS CORPORATION

By:
Name:	Ermanno Santilli
Title:	President and CEO
Date:	November 10, 2015

GREEN ARC SUPPLY, LLC

By:
Name:	Clinton Rafe Dean
Title:	Manager
Date:	November 10, 2015

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EXHIBIT “A”

1. Licensed IP

The following trademarks (the “Trademarks”) are licensed pursuant to this Agreement:

MagneGas (TM)

MagneTote(TM)

The following patents (the “Patents”) are licensed pursuant to this Agreement:

U. S. Patent No. 6,926,872 –issued on August 9, 2005, expires 2021 entitled Apparatus and Method for Producing a Clean Burning Combustible Gas With Long Life Electrodes and Multiple Plasma-Arc-Flows;

U. S. Patent No. 6,972,118– issued on December 6, 2005, expires 2021,entitled Apparatus and Method for Processing Hydrogen, Oxygen and Other Gases;

U. S. Patent No. 7,780,924– issued August 24, 2010 expires 2026 entitled Operating Under High Power, Pressure and Temperature Conditions to Produce A Combustible Gas.

U. S. Patent No. 8,236,150 – issued on August 20, 2012, expires 2030, entitled, "Plasma-Arc-Through Apparatus and Process for Submerged Electric Arcs."

U.S. Patent No. 6183604 – issued on August 11, 1999, expires 2019 entitled “Durable and Efficient Equipment for the Production of Combustible Fuels.”

U.S. Patent No. 6540966 – issued on June 5, 2000, expires in 2020 entitled “Apparatus and Method for Recycling Contaminated Liquid”

U.S. Patent No. 6673322 issued June 29, 2001, expires 2021 entitled “Apparatus for Making a Highly Efficient, Oxygen Rich Fuels”

U.S. Patent No. 6663752 issued October 3, 2001 expires 2021 entitled “Clean Burning Liquid Fuel Produced Via a Self Sustaining Processing of Liquid Feedstock”

“Know-How” means proprietary and confidential technical information that LICENSOR or any of its Affiliates has developed, Controlled or acquired or currently or hereafter develops, Controls, or acquires relating to the Patents or to the Licensed Products, regardless of whether patentable, including operating procedures, engineering methods, production methods and processes, performance data, test data, drawings, plans, specifications, techniques, methods, manufacturing drawings, processes and reports.

“Affiliate” of a party shall mean any person directly or indirectly controlling, controlled by or under common control of such party. For purposes of this definition, “control” and “controlled” when used with respect to a person that is an entity means the power to influence the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

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“Control,” “Controlled” and similar correlative terms, whether or not capitalized, when used with respect to any of the IP or the Licensed Products, means any and all rights, powers, privileges, and immunities held by a person and such person’s Affiliates, whether by ownership, license, or otherwise.

2. Licensed Products

The following are the sole Licensed Products in this Agreement:

The production of MagneGas fuel for use in metal cutting or welding only. The Licensed Products specifically exclude the Manufacturing of the Plasma Arc Flow gasification system, and excludes the use of the gasification system for sterilization or co-combustions.

3. Territory

The “Territory” is comprised of the Exclusive Territory and the Non-Exclusive Territory.

a. The license granted to LICENSEE shall be exclusive in the Exclusive Territory. The following shall constitute the original “Exclusive Territory” for LICENSEE:

Louisiana Parishes

The Louisiana parishes listed on Schedule 1 to this Exhibit A.

Texas Counties

The Texas counties listed on Schedule 1 to this Exhibit A.

In order to maintain exclusivity in the Exclusive Territory, as defined above, beginning with the fourth full year of the initial 10-year Term LICENSEE must sell not less than an average of fifteen thousand six hundred (15,600) cubic feet of MagneGas fuel per week, calculated annually. The first such annual calculation shall be made on the fourth anniversary of the Commissioning Date (as defined in the Purchase Agreement), and shall thereafter be made on each subsequent anniversary of the Commissioning Date, as follows:

(Total cubic feet of MagneGas fuel sold by LICENSEE during period beginning on the third anniversary of the Commissioning Date and ending on the date of calculation) divided by (number of weeks from third anniversary of the Commissioning Date to the date of calculation) equals (average cubic feet of MagneGas fuel sold per week by LICENSEE).

Should minimum sales performance standards not be achieved, the exclusive license granted herein shall become non-exclusive and the Exclusive Territory shall thereafter be deemed part of the Non-Exclusive Territory.

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b. The license granted to LICENSEE shall be non-exclusive in the Non-Exclusive Territory. The following shall constitute the original “Non-Exclusive Territory” for LICENSEE:

Oklahoma

Arkansas

Mississippi

Texas Counties not listed in Exclusive Territory

Louisiana Parishes not listed in Exclusive Territory

c. If at any time during the Term LICENSOR desires to grant to a third party an exclusive license to use the IP to manufacture, distribute or sell Licensed Products in the Non-Exclusive Territory (the “Proposed License”), LICENSEE has a right of first refusal to obtain such a license on the following terms and conditions: LICENSOR shall first provide LICENSEE with written notice (the “First Refusal Notice”) of the Proposed License, enclosing therewith a true and correct copy of the written agreement between LICENSOR and the intended licensee, together with a sworn certification that said agreement evidences all of the terms and conditions of the proposed license (the “Proposed Terms”) and the identity of and contact information for the intended licensee. LICENSEE shall have thirty (30) days after receipt by LICENSEE of a First Refusal Notice (the “Exercise Deadline”) within which to enter into a written agreement with LICENSOR to obtain the Proposed License on the Proposed Terms, or to waive such right. If LICENSEE gives written notice of waiver of its right or fails to enter into a written agreement with LICENSOR to obtain the Proposed License on the Proposed Terms by the Exercise Deadline, LICENSEE shall be conclusively deemed to have waived its right to acquire the Proposed License on the Proposed Terms, and LICENSOR may thereafter grant the Proposed License on the Proposed Terms to the licensee identified in the First Refusal Notice, provided that the consummation of such grant shall occur within 90 days after the Exercise Deadline. Upon consummation of the grant of the Proposed License to the licensee identified in the First Refusal Notice, LICENSEE’s rights to manufacture, distribute or sell (as applicable) Licensed Products in the portion of the Non-Exclusive Territory covered by the Proposed License shall terminate. If LICENSOR does not grant the Proposed License on the Proposed Terms to the licensee identified in the First Refusal Notice within 90 days after the Exercise Deadline, then no grant of a license may be made unless LICENSOR again complies with the provisions of this paragraph.

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Schedule 1

to Exhibit A

See Attached Map of Original Exclusive Territory, as described below:

For Texas: Exclusive Territory is the section that is blocked off in TX (bounded by a thick black border).

For Louisiana: The Exclusive Territory is a 70-mile radius around each starred city in Louisiana (up to the Louisiana border in the event 70 miles exceeds the border in any specific case).

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